Exhibit 99.1

News Release

Contact:
Stephen M. Mengert
Chief Financial Officer
770/767-4500

MATRIA HEALTHCARE REPORTS SIGNIFICANT
INCREASE IN FIRST QUARTER EARNINGS PER SHARE

     Marietta, GA, April 20, 2005 – Matria Healthcare, Inc. (NASDAQ/NM: MATR) today announced financial results for the first quarter ended March 31, 2005.

     Revenues for the first quarter of 2005 increased 15% to $77.6 million, compared with $67.2 million in the first quarter of 2004. The Company significantly increased earnings from continuing operations for the first quarter of 2005 to $4.0 million, or $0.22 per diluted common share, compared with $276,000, or $0.02 per diluted common share, in the 2004 first quarter.

     Revenues for the Company’s Health Enhancement segment increased by 19.4% to $53.4 million in the first quarter of 2005, compared with $44.8 million in the first quarter of 2004. The Health Enhancement segment is comprised of the Company’s disease management business, its foreign diabetes service operation and Facet Technologies, the Company’s diabetes product design, development and assembly operation. Revenues for the disease management component increased 56.2% to $15.5 million in the first quarter of 2005, compared with $9.9 million in the first quarter of 2004. First quarter 2005 revenues for the foreign diabetes business increased 11.8% to $16.9 million, compared with $15.1 million in first quarter 2004, and Facet Technologies’ revenues in the first quarter of 2005 increased 6.6% to $21 million, compared with $19.7 million in the prior year’s first quarter.

     Revenues for the Women’s and Children’s Health segment grew by 7.5% to $24.1 million, compared with revenues of $22.5 million in the first quarter of 2004. The first quarter results marked the second consecutive quarter of revenue growth for the Women’s and Children’s Health segment and the first quarter in over six years that the Women’s and Children’s Health segment generated consecutive quarterly growth over the prior year. This business segment is comprised of the Company’s obstetrical home care clinical services and maternity disease management services.

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Matria Healthcare Reports Significant Increase in First Quarter Earnings Per Share
April 20, 2005

     Parker H. “Pete” Petit, Chairman and Chief Executive officer, said “We had another very productive quarter of revenue and earnings growth over the prior period. Especially noteworthy was the first quarter performance of our Women’s and Children’s Health segment. We have added a number of new programs, and they are beginning to generate growth for the Women’s and Children’s Health business. The first quarter increase in revenues, combined with the 3% revenue growth Women’s and Children’s Health recorded in the fourth quarter of 2004, has increased our confidence in the growth prospects for that business. Women’s and Children’s Health provides excellent clinical outcomes and returns on investment for the health plans and employers that utilize their services.”

     Petit added, “Our disease management business continues to show very strong growth. We recently announced that the Company was awarded four new disease management accounts and awarded additional programs for two of our existing accounts. In addition, on February 2, 2005, we announced that we were awarded another six new disease management accounts. Effective April 1, 2005, we expanded our health enhancement offerings with the acquisition of Miavita, our newest subsidiary and a leading provider of customized web-based wellness programs. As Matria further fulfills its strategy of being the most comprehensive ‘one-stop-shop’ provider for health enhancement solutions across the continuum of care, we expect our growth in this component of our business to continue at a significant pace.”

     During the first quarter of 2005, the Company reported a loss from discontinued operations of $196,000, or $0.01 per diluted common share, primarily related to its divested Pharmacy and Supplies business. Including the loss from discontinued operations, the first quarter of 2005 net earnings were $3.8 million, or $0.21 per diluted common share, compared with net earnings of $930,000, or $0.06 per diluted common share, in the first quarter of 2004.

     Matria also reported that the covered lives included in its disease management programs were 31.0 million at March 31, 2005. The Company reported 29.8 million covered lives in its disease management programs at the end of 2004, 14.2 million covered lives at the end of 2003, and 7.2 million covered lives at the end of 2002.

     The Company announced its expectations for second quarter of 2005 revenues to be between $80 million and $82 million and earnings per diluted share from continuing operations to be in the range of $0.23 to $0.25. The Company also reaffirmed its previous guidance for the year ending December 31, 2005, for revenues to be in the range of $335 million to $340 million and earnings per diluted share from continuing operations to be in the range of $1.03 to $1.13.

     On February 4, 2005, the Company effected a stock split in the form of a stock dividend at the rate of one additional share of Common Stock for each two issued and outstanding shares of Common Stock. The effect of the stock split is reflected for all periods presented.

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Matria Healthcare Reports Significant Increase in First Quarter Earnings Per Share
April 20, 2005

     A listen-only simulcast and replay of Matria Healthcare’s first quarter conference call will be available on-line at the Company’s website at www.matria.com or at www.fulldisclosure.com on April 21, 2005, beginning at 10:30 a.m. Eastern time.

ABOUT MATRIA HEALTHCARE

     Matria Healthcare is a leading provider of comprehensive health enhancement programs to health plans and employers. Matria manages major chronic diseases and episodic conditions including diabetes, congestive heart failure, coronary artery disease, asthma, chronic obstructive pulmonary disease, high-risk obstetrics, cancer, chronic pain, depression, end-stage renal disease, and obesity; delivers programs that address wellness, healthy living, productivity improvement, and patient advocacy; and provides case management of acute and catastrophic conditions. Headquartered in Marietta, Georgia, Matria has more than 40 offices in the United States and internationally. More information about Matria can be found on line at www.matria.com.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements. Such statements include, but are not limited to, the Company’s financial expectations for the second quarter and full year of 2005, the prospects for growth in the Women’s and Children’s Health business and the continuation of the rapid growth of the Company’s disease management business. These statements are based on current information and belief and are not guarantees of future performance. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the Company’s inability to achieve its financial expectations for the second quarter and full year of 2005, the possibility that continued demand for the Company’s disease management-related programs will diminish or not continue to grow, failure of the Company’s disease management business to generate growth in revenues and earnings, failure to achieve the revenue expectations for the Company’s newly awarded business, delays or problems in implementation or management of new disease management contracts, failure to expand relationships with pharmaceutical companies or to generate revenues from any such alliances, failure to sustain the recent growth in the Women’s and Children’s Health business, developments in the healthcare industry, third-party actions over which Matria does not have control, regulatory requirements applicable to Matria’s business, the Company’s inability to grow profitably through acquisitions and the risk factors detailed from time to time in Matria’s periodic reports and registration statements filed with the Securities and Exchange Commission, including Matria’s Annual Report on Form 10-K for the year ended December 31, 2004. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

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Matria Healthcare Reports Significant Increase in First Quarter Earnings Per Share
April 20, 2005

MATRIA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004

Revenues	$77,574	$67,230

Cost of revenues	42,885	40,470
Selling and administrative expenses	26,116	23,035
Provision for doubtful accounts	879	(18)

Operating earnings from continuing operations	7,694	3,743
Interest expense, net	(1,048)	(3,268)
Other income, net	52	—

Earnings from continuing operations before income taxes	6,698	475
Income tax expense	(2,696)	(199)

Earnings from continuing operations	4,002	276
Earnings (loss) from discontinued operations, net of tax	(196)	654

Net earnings	$3,806	$930

Net earnings (loss) per common share:
Basic
Continuing Operations	$0.25	$0.02
Discontinued Operations	(0.01)	0.04

	$0.24	$0.06

Diluted
Continuing Operations	$0.22	$0.02
Discontinued Operations	(0.01)	0.04

	$0.21	$0.06

Weighted average shares outstanding:
Basic	15,943	15,335

Diluted	21,409	16,278

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Matria Healthcare Reports Significant Increase in First Quarter Earnings Per Share
April 20, 2005

MATRIA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands)

	March 31,	Dec. 31,
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$42,785	$41,208
Trade accounts receivable, net	47,861	45,603
Inventories	23,128	25,200
Prepaid expenses and other current assets	17,200	17,531

Total current assets	130,974	129,542

Property and equipment, net	24,640	22,881
Intangible assets, net	135,294	135,309
Deferred income taxes	9,621	11,704
Other assets	4,929	5,046

	$305,458	$304,482

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt and obligations under capital leases	$255	$865
Accounts payable, principally trade	26,805	31,202
Other accrued liabilities	21,988	21,566

Total current liabilities	49,048	53,633

Long-term debt and obligations under capital leases, excluding current installments	85,777	85,751
Other long-term liabilities	5,379	5,438

Total liabilities	140,204	144,822

Shareholders’ equity	165,254	159,660

	$305,458	$304,482

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